Exhibit 10.2

PERMANENT RELEASE

AND

SEVERANCE AGREEMENT

This Permanent Release and Severance Agreement (“Agreement”) is entered into, as of the last date of execution by the parties, by and between Diplomat Pharmacy, Inc. and its affiliated entities (collectively the “Company”) and Sean Whelan (“Employee”).  For purposes of this Agreement, the Company includes its past and present successors, assigns, divisions, departments, parents, subsidiaries, related or affiliated entities, and all current or former officers, directors, shareholders, members, benefit plans, attorneys, employees and agents in their capacities as such, including, without limitation, any and all management, administrative, or supervisory employees in their capacities as such.

RECITALS

WHEREAS, Employee was an at-will employee employed as the Chief Financial Officer by the Company and also serves as a member of the Company’s Board of Directors (the “Board”); and

WHEREAS, Employee and Company have mutually agreed to terminate the Employee’s employment with the Company effective December 31, 2016, and Employee has agreed to resign as a member of the Board effective as of such date (the “Last Day of Employment”); and

WHEREAS, Employee agrees to waive recovery of any damages and other claims relating to or arising out of employment with the Company or the separation there from, in consideration for the agreements herein, as well as for the severance benefits set forth in this Agreement to which Employee is not otherwise entitled; and

WHEREAS, the Company agrees to provide the severance benefits specified herein, which Employee is not otherwise entitled to receive, in exchange for the promises set forth in this Agreement; and

WHEREAS, the Company has obtained all necessary approvals of the Company’s Board of Directors to perform its obligations to Employee specified herein;

NOW, THEREFORE, in consideration of the foregoing and of the terms, conditions and agreements hereinafter set forth, the Company and Employee agree as follows:

1.              Consideration Paid to Employee. In exchange for Employee executing this Agreement and provided it is not revoked as provided herein, the Company shall pay or provide to Employee the following consideration, which Employee acknowledges is extra and in addition to benefits Employee is otherwise entitled to receive:

a.              Within fifteen (15) days of the later of (i) the Last Day of Employment or (ii) expiration of the Employee’s right of revocation and in accordance with the next scheduled payroll date thereafter, the Company will pay to Employee a lump-sum severance benefit of Two Hundred Fifty Thousand Dollars ($250,000.00). All severance payments shall be subject to applicable state and federal or other lawful withholdings.  It is understood that the Company will not be withholding or making any 401K contributions on the severance payments, since Employee will no longer be employed with the Company.  Employee shall not be entitled to any payments until Company has received a fully executed original of this Agreement and the seven-day revocation period described in Paragraph 4 has expired without Employee exercising the right to revoke.

b.              Immediately following the Last Day of Employment, and notwithstanding any terms of any Option Award Agreement to the contrary, 50,000 of the unvested options granted to Employee on October 9, 2014, shall vest and be immediately exercisable.

c.               All other unvested options from Employee’s 2015 and 2016 annual equity awards shall terminate immediately following the Last Day of Employment, in accordance with Section 6(i) of the Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”) and the applicable award agreements issued thereunder.

d.              Notwithstanding any terms to the contrary in Section 6(i)(iv) of the 2014 Plan and, as applicable, Section 8(c) of the Company’s 2007 Option Plan (the “2007 Plan”), each of Employee’s vested options (including the options accelerated under Paragraph 1.b. above) shall terminate 180 days after the Last Day of Employment.

e.               On the Last Day of Employment, Company shall have caused its stock transfer agent (at the time of execution of this Agreement, Computershare Limited) to implement the benefits, set forth in Paragraphs 1.b and 1.d above, in Employee’s account with said stock transfer agent.

f.                The Company shall continue group healthcare coverage for Employee and any dependents through March 31, 2017.  Provided Employee makes a timely election for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for the period from January 1, 2017 to March 31, 2017, Employee shall pay and Company shall reimburse the required premium to continue this coverage.  To receive reimbursement, Employee shall submit an invoice to Company, such invoice shall be addressed to: Diplomat Pharmacy, Inc. Attn: Senior Director of Human Resources, 4100 S. Saginaw, Flint, MI 48507.  After March 31, 2017, if Employee elects to remain under the Employer’s group health insurance plan consistent with Employee’s rights under COBRA, Employee shall be required to pay the required premium to the Company to continue this coverage for the COBRA continuation rights period. Employee will receive separate notice of COBRA rights pursuant to the Company’s normal practice.

2.              Entire Amount of Consideration.   Employee is not otherwise entitled to the consideration described in Paragraph 1 and the consideration is sufficient to support the covenants and promises by Employee in this Agreement.  Employee further agrees not to seek any further compensation from the Company for any claimed damages, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement or any other claims.

3.              General Release of All Claims by Employee.  Except for the rights and obligations expressly set forth herein, Employee, for Employee and for each of Employee’s past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, employees, predecessors, affiliates, successors, insurers, and representatives in their capacities as such (“Releasors”), hereby releases and discharges the Company and its respective past and present agents, assigns, transferees, attorneys, administrators, officers, directors, stockholders, employees, predecessors, subsidiaries, parents, affiliates, successors, insurers, and representatives in their capacities as such (“Releasees”) from any and all claims and causes of action, known or unknown, which Releasors now have or may have against any of the Releasees arising through the date of this Agreement, including but not limited to claims arising out of or relating to Employee’s employment or the severance of Employee’s employment from the Company.  This release is intended to be interpreted broadly and is intended to include, without limitation, all common law claims (including but not limited to: breach of contract, breach of the covenant of good faith and fair dealing, wrongful discharge in violation of public policy, infliction of emotional distress, negligence, invasion of privacy, interference with contractual relationship, defamation and fraud), claims based on the Company’s incentive and/or compensation plans, as well as any statutory claims (including but not limited to claims arising under: the Age Discrimination in Employment Act (“ADEA”) as amended, 29 U.S.C. § 621 et seq. , as amended, 29 U.S.C. § 621, et seq. and as amended by the Older Workers Benefit Protection Act of 1990; Executive Order 11246; the Rehabilitation Act of 1973; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; ; the Reconstruction Era Civil Rights Acts, 42 U.S.C. Sections 1981-1988; the Civil Rights Act of 1994; Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2102 et seq., as well as claims under  any other federal, state of Michigan, or local laws or regulations of any kind, or any other claim whatsoever arising out of Employee’s employment or the termination of Employee’s employment, other than those that cannot be released as a matter of law.  This release shall not be interpreted to require Employee to waive or release Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board (“NLRB”).  This release also does not apply to any lawsuit brought to challenge the validity of this Agreement under the ADEA, to enforce the terms of this Agreement, or for claims that arise under the ADEA after the Effective Date.  Employee and the Company expressly acknowledge and agree that neither the Company nor Employee would enter into this Agreement but for the representation and warranty that Employee is hereby releasing any and all claims of any nature whatsoever, known or unknown, whether statutory or at common law, which Employee now has or could assert directly or indirectly against any of the Releasees (other than as expressly set forth herein).

Notwithstanding the foregoing, Employee is not releasing or waiving any claim (a) for the sole purpose of enforcing Employee’s rights under this Agreement, or (b) to enforce Employee’s post-employment rights under any tax qualified employee retirement plan then maintained by the Company.

4.              General Release of All Claims By The Company. The Company hereby releases and discharges Employee from any and all causes of action, liability and claims of every kind, known or unknown, fixed, vested or contingent, relating to or arising in any way from any act or omission of Employee during the course of his employment with the Company.

5.              Waiver and Release of Claim for Age Discrimination.  Employee acknowledges that Employee is forty (40) years of age or older. Employee intends and does hereby waive, release and forever give up any recovery of damages for violations of Employee’s rights under the Age Discrimination in Employment Act (“ADEA”), as amended. The ADEA is a federal law that protects Employee’s employment rights by making it unlawful for an employer to discriminate against Employee because of Employee’s age.

a.              Employee is advised to consult with an attorney prior to signing this Agreement releasing any claim for age discrimination. Employee understands that whether or not to do so is Employee’s decision.

b.              Employee acknowledges that Employee was advised that Employee had twenty-one (21) days to consider this Agreement before signing it, but could sign it earlier if Employee freely and voluntarily chose to do so, and that no change to this Agreement, whether material or immaterial, will restart the running of this twenty-one (21) day review period.

c.               Employee further acknowledges that Employee has seven (7) days after signing this Agreement to change Employee’s mind and revoke the Agreement.  To be effective, any revocation must be in writing and either (i) mailed to Diplomat Pharmacy, Inc., Attn: General Counsel, 4100 S. Saginaw, Flint MI 48507, and postmarked within seven (7) days from the date on which Employee signed this Agreement, or (ii) hand delivered to the Company within seven (7) days from the date on which Employee signed this Agreement.  If revocation is made by mail, mailing by certified mail return receipt requested is required as proof of mailing.  Employee acknowledges that the Company provided ample opportunity to ask questions, obtain information, and seek understanding regarding the waiver and release of Employee’s protections from age discrimination. Employee affirms that the Company did not pressure, coerce, or threaten Employee to obtain the execution of this Agreement. Employee entered into this Agreement of Employee’s own free will, knowingly, and only after careful deliberation and forethought.  Employee acknowledges that the consideration paid for this

Agreement, as provided in Paragraph 1, is extra and in addition to those amounts to which Employee was otherwise entitled.

6.              No Admission of Liability. The Company and Employee agree that neither the negotiations nor the signing of this Agreement shall constitute an admission by the Company that it has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against the Company.  The Company specifically disclaims any liability to, or wrongful acts against, Employee or any other person, on the part of itself, its directors, officers, employees, and agents, and Employee disclaims any liability to or wrongful or unlawful conduct against the Company.  Employee further agrees that he or she will not state, represent, suggest, or imply to anyone that the Company is liable or at fault or has admitted liability or any wrongful acts affecting Employee.

7.              Confidentiality.

a.              Employee acknowledges that during the course of his employment with the Company, Employee acquired knowledge of and had access to: (1) confidential information belonging to the Company, (2) proprietary information belonging to the Company, (3) trade secrets of the Company, (4) other information which was disclosed to the Company on a confidential basis, and (5) material non-public information concerning the Company’s business and financial condition (collective the “Company Information”).  Employee agrees, following Employee’s last day of employment with the Company, he or she will not, directly or indirectly, make use of or disclose any Company Information to any individual who is not either employed by or retained by the Company without the consent of the Company.  Notwithstanding the proceeding sentence, Employee may disclose Company Information in response to a demand for disclosure contained in a subpoena or in discovery proceedings concerning a matter before an administrative or judicial proceeding if such disclosure is, in the reasonable opinion of legal counsel for Employee, required by applicable law; provided Employee shall provide the Company notice of such demand as soon as is reasonably feasible after receiving the demand and consulting with legal counsel and shall cooperate with any effort by the Company to bar discovery or disclosure of the Company Information through a protective order or injunctive relief.  Employee’s duty to cooperate does not require that he incur any cost or expense in furtherance of the Company’s effort to bar discovery or disclosure and does not require that he violate or ignore a lawfully entered order of a court.  Company agrees to indemnify and hold harmless Employee from any liability, cost or expense that he may incur as the result of Company’s efforts to bar disclosure or discovery of the Company Information.

b.              In addition to all other remedies provided in law or equity, the provisions of this Paragraph 7 may be enforced through an independent action for an injunction and/or to recover from Employee all consideration provided for in Paragraph 1.

c.               Employee understands and acknowledges that failure to comply with this Paragraph 7 will be deemed a material breach of this Agreement and shall entitle the Company to pursue all remedies provided in law or equity and shall require Employee to repay all money paid to Employee pursuant to this Agreement.

8.              Covenant not to Compete.  Employee acknowledges that Employee has become familiar with Company Information.  Employee further acknowledges and agrees that the Company and its subsidiaries and affiliates would be irreparably damaged if Employee were to provide services to any person competing with the Company or any of its subsidiaries or affiliates or engaged in a similar business and that such competition by the Employee would result in a significant loss of goodwill by the Company and its subsidiaries or affiliates. Therefore, in further consideration of the benefits provided in Paragraph 1, Employee agrees that until the first anniversary of the date of this Agreement (the “Restricted Period”), Employee shall not directly, either for himself or through or for any other person, own any interest in, manage, control, participate in (including any direct or indirect interest in any enterprise, whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative, shareholder, partner, joint venturer, franchisor, franchisee or otherwise) consult with, or render services to or for, any person that is in any business which competes with any business that the Company and/or its affiliates or subsidiaries conduct or has specific plans to conduct at the end of the Restricted Period, in any foreign jurisdiction in which the Company or any of its affiliates has operations or anywhere in the United States; provided, however, that the foregoing shall not restrict Employee from passively owning less than two percent (2%) of the stock of a publicly held corporation so long as neither Employee nor any of his affiliates has any active participation in the business of such corporation; and provided further, nothing in this Agreement shall prevent Employee from seeking and becoming employed by a pharmaceutical manufacturer or in non-specialty retail pharmacy, long-term care, hospital pharmacy or any other non-competing pharmacy.

9.              Company Property. Employee warrants and represents, that before Company is obligated to pay any consideration pursuant to Paragraph 1of this Agreement, Employee shall return to the Company all Company Information and all other Company property including, without limitation, Company reports, files, memoranda, records, software, credit cards, door and file keys, computer access codes, disks, and instructional manuals, and other physical or personal property which Employee received, prepared, or helped to prepare in connection with his employment with the Company, and that he will not retain any copies, duplicates, reproductions, or excerpts thereof.  Employee also agrees to provide the Company with all computer passwords necessary to access computer-stored Company Information.

10.       Duty to Cooperate.  Employee agrees to voluntarily cooperate with and provide any requested information to the Company or its legal representatives in connection with the Company’s defense of any claims, charges, or lawsuits currently pending or asserted in the future against the Company.  This shall include making Employee available to meet with the Company’s legal representatives and appearing to testify truthfully as a witness in administrative or court proceedings or in depositions when requested by the Company.  The Company agrees to reimburse Employee for all reasonable travel expenses, lost wages and attorney’s fees and costs incurred by Employee as a result of Employee’s cooperation with the Company’s legal representatives.

11.       Indemnification.  The Company agrees to defend and indemnify Employee for any and all claims or causes of action brought against Employee by a third party arising out of or in connection with his employment with the Company, provided that Company is not obliged to indemnify Employee in connection with any judgment entered against him based upon Employee’s gross negligence, intentional misconduct, fraud, or criminal misconduct.  Employee may select counsel to defend the claim or cause of action and shall notify the Company of any such claim or cause of action within ten (10) days of his knowledge of such claim or cause of action.  Company is not obliged to reimburse Employee for any costs of defense incurred prior to its receipt of notice of the claim or cause of action and is not obliged to indemnify Employee against any loss or liability under this paragraph if it receives notice after the ten (10) day period and the defense of the claim or cause of action was materially prejudiced by such delayed notice.

12.       Non-Disparagement.

a.              Employee represents and warrants that he or she shall refrain from any action that materially harms the reputation or goodwill of the Company, including its subsidiaries or affiliates and any of its officers, directors, employees, agents or shareholders, including, but not limited to, making derogatory comments to the Company’s employees, lenders, suppliers, customers, and others in the trade about the character and ability of the Company’s directors, officers, executives, employees, representatives and agents, and the manner in which the Company conducts its business.  The Company represents and agrees that persons then serving as an officer or director of the Company shall refrain from any action that materially harms the reputation or goodwill of Employee, including but not limited to making derogatory comments to the Company’s employees, lenders, shareholders, suppliers, customers, and others in the Company’s trade about the character and ability of Employee or regarding the manner in which Employee carried out his duties or otherwise performed on behalf of the Company.  This sub-section shall not be construed to prohibit or to limit any statements made by Employee to the EEOC or any other state or federal agency in the course of participating in any agency proceeding.

b.              Each party understands and acknowledges that failure to comply with this Paragraph 12 will be deemed a material breach of this Agreement, and shall entitle the non-breaching party to all remedies provided in law or equity.

13.       No Reemployment. Employee agrees not to apply or reapply for employment at any time in the future with, or provide any personal services to or for the Company or any of the entities covered as a releasee, and Employee agrees that this Permanent Release and

Severance Agreement shall be sufficient grounds and a legitimate, non-discriminatory basis alone to reject any such application.

14.       Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan. By execution hereof, Employee hereby waives any right he or she may have to arbitration as against the Company, and, as to any dispute with regard to this Agreement, Company and Employee hereby submit to the jurisdiction of the state and federal courts located in the State of Michigan.

15.       Severability of Provisions.  Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal part, term or provision shall be deemed not to be a part of this Agreement.

16.       Remedies for Breach.  In addition to any right to damages the non-breaching party may have, the non-breaching party shall have the right to seek injunctive relief.

17.       Miscellaneous Provisions.

a.              This Agreement contains the entire agreement between the Company and Employee with respect to the subject matter hereof. This Agreement may not be modified or cancelled in any manner except by a writing signed by both Employee and an authorized Company official.  Employee acknowledges that the Company has made no promises to Employee other than those in this Agreement.

b.              This Agreement shall extend to, be binding upon, and inure to the benefit of the parties and, as applicable, their respective successors, assigns, heirs and personal representatives.

c.               This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original and that a signed, facsimile or scanned email version of this Agreement shall be treated as a true and correct original and be legally enforceable.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Employee and the Company have executed this Permanent Release and Severance Agreement, totaling nine (9) pages, as set forth below.

/s/ Sean Whelan	October 25, 2016
EMPLOYEE	Date of Execution by Employee

/s/ Philip Hagerman	October 25, 2016
Date of Execution by the Company

Diplomat Pharmacy, Inc.

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF
TWENTY-ONE DAY CONSIDERATION PERIOD
(To be signed only if Permanent Release and Severance Agreement is signed prior to expiration of 21 days after it is presented to employee)

I understand that I have up to twenty-one (21) days within which to consider and execute the foregoing Permanent Release and Severance Agreement.  However, after having had sufficient time to consider the matter and to consult with counsel, I have freely and voluntarily elected to execute the Permanent Release and Severance Agreement before the twenty-one (21) day period has expired.

/s/ Sean Whelan
Sean Whelan

Date:	October 25, 2016